Exhibit 99.1
FOR IMMEDIATE RELEASE
PRIMUS GUARANTY COMMENTS ON
STANDARD AND POOR’S RATINGS ANNOUNCEMENT AND
WASHINGTON MUTUAL EXPOSURE
Hamilton, Bermuda, September 26, 2008 — Primus Guaranty, Ltd. (NYSE:PRS) today commented on Standard & Poor’s Rating Services (“S&P”) placement of Primus Financial Products, LLC (“Primus Financial”) on negative watch.
As of September 25, 2008, Primus Financial had approximately $820 million in cash and liquid investments to meet any counterparty claims. Primus Financial’s $300 million of debt and preferred securities is long-term or perpetual capital, with the first maturity occurring in 2021. A downgrade of Primus Financial’s triple-A rating does not trigger a credit event, or require Primus Financial to post collateral or allow a counterparty to terminate its credit default swap transactions with Primus Financial.
Additionally, in anticipation of Washington Mutual Inc. (“Washington Mutual”) filing for bankruptcy, the company provided the following information with regards to the credit default swaps (“CDS”) portfolio of Primus Financial.
As of September 25, 2008, Primus Financial’s net single-name CDS notional exposure that references Washington Mutual totaled $16.1 million. The company anticipates that, as a result of a Washington Mutual bankruptcy credit event, it will have to make cash settlement payments to its counterparties on these transactions, less recoveries. Primus Financial also has CDS exposure to Washington Mutual in its bespoke tranche portfolios, which are not subject to first loss due to existing subordination levels. The company does not anticipate that Primus Financial will have to make cash settlement payments on its bespoke tranche transactions as a result of a Washington Mutual credit event. However, the capital requirements associated with each tranche will increase as a result of a reduction in tranche subordination.
About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company, with its principal operating subsidiaries, Primus Financial Products, LLC and Primus Asset Management, Inc., headquartered in New York City. Primus Financial Products offers protection against the risk of default on corporate, sovereign and asset-backed security obligations through the sale of credit swaps to dealers and banks. As a swap counterparty, Primus Financial Products is rated Aaa by Moody’s Investors Service, Inc. and AAA by Standard & Poor’s Rating Services. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages private investment vehicles, including two collateralized loan obligations and three synthetic collateralized swap obligations for third parties.
Safe Harbor Statement

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Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies, market performance, valuations and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. For those statements, Primus Guaranty claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the company’s actual results please refer to the risk factors identified from time to time in the company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.
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